SERVICE AGREEMENT

     This Agreement is entered into as of __________, ____ between __________________, a ___________________ (the "Service Provider") and MBSC Securities Corporation, a New York corporation ("MBSC").

     The Service Provider provides administrative services comprised of recordkeeping, reporting and processing services (the "Administrative Services") to qualified employee benefit plans (the "Plans"). Administrative Services for each Plan include processing and transfer arrangements for the investment and reinvestment of Plan assets in investment media specified by an investment adviser, sponsor or administrative committee of the Plan (a "Plan Representative") generally upon the direction of Plan beneficiaries (the "Participants"). The Administrative Services are provided by the Service Provider under service agreements with various Plans.

     The Service Provider and MBSC desire to facilitate the purchase and redemption of shares (the “Shares”) of the Funds (those registered investment companies managed, advised, sub-advised or administered by one or more affiliates of MBSC that are identified on Schedule A attached hereto) on behalf of the Plans and their Participants through one account in each Fund (an "Account") to be maintained of record by the Service Provider as nominee of the Plans, subject to the terms and conditions of this Agreement.

Accordingly, the parties hereto agree as follows:

1. Performance of Services.

     The Service Provider agrees to perform the administrative services and functions specified in Schedule B attached hereto (the “Services”) with respect to Shares owned by Plans and included in the Accounts.

2. Operational Matters. a. Operating Procedures. The Service Provider intends to clear trades for Fund Shares through, and make use of, the National Securities Clearing Corporation’s (“NSCC’s”) Fund/Serv and, in connection therewith, agrees to follow and comply with the procedures, terms and conditions set forth in the operating procedures set forth in Exhibit A hereto, as supplemented or amended from time to time by the mutual agreement of the parties hereto (the “Operating Procedures”).

     b. Late Trading Procedures. The Service Provider represents that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures (“Late Trading Procedures”) designed to ensure that any and all instructions received by the Service Provider from Participants or Plan Representatives on a day that the New York Stock Exchange or the Fund’s transfer agent is open for business (“Business Day”) which are to be treated as received prior to the close of trading on such Business Day (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or as at such earlier times at which such Fund’s

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net asset value is calculated as specified in the Fund’s prospectus (“Close of Trading”) have been received by the Service Provider prior to the Close of Trading on such Business Day and were not modified after the Close of Trading, and that all such instructions received from Participants or Plan Representatives, but not rescinded, by the Close of Trading, were communicated to MBSC or its designee for the Business Day. Each transmission of Share orders by the Service Provider shall constitute a representation by the Service Provider that such orders are accurate and complete and are pursuant to instructions received from Participants or Plan Representatives in accordance with the preceding sentence.

     c. Anti-Money Laundering Program Procedures. The Service Provider represents and warrants that, to the extent required by applicable law, it has adopted policies and procedures to comply with all applicable anti-money laundering, customer identification, suspicious activity, currency transaction reporting and similar laws and regulations including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the regulations thereunder, and National Association of Securities Dealers (“NASD”) Rule 3011. The Service Provider also represents and warrants that it will not purchase or sell Shares on behalf of any person on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control (“OFAC”), or other similar governmental lists, or in contravention of any OFAC maintained sanctions program. The Service Provider agrees to share information with the Fund for purposes of ascertaining whether a suspicious activity report (“SAR”) is warranted with respect to any suspicious transaction involving Shares, provided that neither the Service Provider nor the Fund is the subject of the SAR. The Clearing Agent, if required to maintain an anti-money laundering program, also represents and warrants that it has filed the requisite certification with the Financial Crimes Enforcement Network (“FinCEN”) to allow the Service Provider to share information pursuant to Section 314(b) of the USA PATRIOT Act.

3. Participant Information and Imposition of Trading Restrictions.

a. Agreement to Provide Information. Service Provider agrees to provide the Fund promptly upon written request, but not later than 10 business days from the written request, a unique identifying number (which shall be the taxpayer identification number (“TIN”), if known), of any or all Participants who have purchased, redeemed, transferred or exchanged Shares held through an Account with Service Provider and the amount, date, name or other identifier of any investment professional(s) associated with Participants or the Account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

     b. Period Covered by the Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction data older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

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     c. The Service Provider agrees to use best efforts to determine, promptly upon request of the Fund, but not later than 10 days after the request, whether any person that holds Shares through the Service Provider is an “indirect intermediary” as defined in Rule 22c-2 under the Investment Company Act of 1940, as amended (the “1940 Act”) (an “Indirect Intermediary”), and upon further request of the Fund, (i) provide or arrange to have provided the information set forth in Section (3)(a) of this Agreement regarding Participants who hold an account with an Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons.

     d. MBSC and the Fund each agrees not to use the information received under this Section 3 for marketing or any other similar purpose without the prior written consent of the Service Provider.

     e. Agreement to Restrict Trading. Service Provider agrees, within 5 days of receipt of a request, to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Participant that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Service Provider’s Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

     f. Form of Instructions. Instructions provided to the Service Provider will include a unique identifying number (which shall be the TIN, if known), and the specific restriction(s) to be executed. If the TIN is not known, the instructions will include an equivalent identifying number of the Participants or accounts or other agreed upon information to which the instructions relate.

     g. Confirmation by Service Provider. Service Provider must provide written confirmation to the Fund that instructions have been executed. Service Provider agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

     h. Definitions. For purposes of this Section 3:

     The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

     The term “Shares” means the interests of Participants corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Service Provider.

The term “written” includes electronic writings and facsimile transmissions.

4.

Maintenance of Records.
The Service Provider shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services. Upon the request of MBSC, the Service Provider and the Clearing Agent, as applicable, shall provide copies of all the

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historical records relating to transactions between the Funds and the Plans, written communications regarding the Funds to or from such Plans and other materials, in each case (a) as are required by law and regulations to be maintained in connection with providing the Services, and (b) as may reasonably be requested to enable MBSC, or its representatives including, without limitation, its auditors or legal counsel, to (i) monitor and review the Services, (ii) comply with any request of a governmental body or self-regulatory organization or a Plan, (iii) verify compliance by the Service Provider and the Clearing Agent, with the terms of this Agreement, (iv) make required regulatory reports, or (v) perform general customer supervision. Upon the request of MBSC, the Service Provider shall provide such information, representations and certifications regarding the Late Trading Procedures, as may reasonably be requested. The Service Provider agrees that it will permit MBSC or such representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Services.

5.	Fund Prospectuses.

     The Service Provider’s performance of the Services including, without limitation, the purchase and redemption of Shares, shall be subject to the terms and conditions set forth in each Fund’s prospectus.

6.	Operation of Funds.

     In no way shall the provisions of this Agreement limit the authority of any Fund or MBSC to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its Shares.

7.	Representations with respect to Dreyfus Funds.

     Service Provider shall not make representations concerning a Fund or Shares except those contained in the current prospectus of such Fund, and in current sales literature furnished by MBSC.

8. Expenses.

     a. The Service Provider shall bear all expenses incidental to the performance of the Services.

     b. Each Fund shall pay the cost of registration of its shares with the U.S. Securities and Exchange Commission (the “SEC”) and in states where required. Each Fund shall distribute or cause to be distributed to the Service Provider its proxy material, periodic Fund reports to shareholders and other material as such Fund may be required to be sent to shareholders. The cost of preparing and printing this material shall be paid by the applicable Fund, and the cost of distributing such items shall be paid by the Service Provider in accordance with 8(a) above.

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9.	Role and Relationship of Service Provider and Clearing Agent.

     The parties acknowledge and agree that all Services provided by the Service Provider shall be as an independent contractor and not as an employee or agent of MBSC or any of the Funds, and that in performing services under this Agreement involving mutual fund processing services made available through the National Securities Clearing Corporation, Service Provider will act as agent of the Plans and Plan Participants (and not of any Fund, MBSC or any other service provider to a Fund in placing with a Fund orders for the purchase, redemption and exchange of Shares. Notwithstanding the foregoing, however, each Fund hereby designates the Service Provider as authorized agent for the limited purpose of accepting purchase and redemption orders of Fund Shares.

10. Use of MBSC Name.

     Except as otherwise expressly provided for in this Agreement, Service Provider shall not use, nor shall it allow its employees or agents to use the name or logo of MBSC or any affiliate of MBSC including, but not limited to, The Dreyfus Corporation, or any products or services sponsored, managed, advised, administered or distributed by MBSC or The Dreyfus Corporation or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express written consent of any authorized officer of MBSC.

11. Confidentiality.

     The Service Provider shall not disclose or make use of, directly or indirectly, any secret or confidential information or material including, without limitation, proposed new products, new marketing strategies or techniques, new communication or electronic fund transfer methods, sales or volume reports, shareholder or customer lists, dealer lists, or prospective investor lists pertaining to or owned by MBSC or any of its affiliates or any investment companies, including the Funds sponsored, managed, advised, administered or distributed by MBSC or any of its affiliates.

12. Insurance and Bonding.

     The Service Provider agrees to maintain comprehensive general liability coverage with limits of not less than five million dollars. Such insurance coverage shall be issued by a qualified insurance carrier with a Best’s rating of at least “A.” If specifically requested, the Service Provider shall furnish to MBSC certificates of insurance evidencing such coverage and naming MBSC and the Funds as additional insureds. The Service Provider will carry a fidelity bond covering themselves, and each of their employees and authorized agents, issued by a qualified insurance carrier with a Best’s rating of at least “A.” The Service Provider will provide to MBSC certificates of insurance evidencing such coverage.

13. Fees.

     For the services of the Service Provider under this Agreement, MBSC and the Funds severally agree to pay the Service Provider the fees described in Schedule C (“Administrative

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Fees”). The parties agree that the Administrative Fees are for administrative services only and do not constitute payment in any manner for investment advisory or distribution services. The Service Provider agrees to provide MBSC with notice of and the dollar amount of any and all disputes pertaining to any fee payment made under the terms of this Agreement within 30 days of receipt of the fee payment subject to such dispute. Service Provider further agrees that neither MBSC nor any Fund is under any obligation to pay any fee(s) not invoiced in accordance with the terms set forth in Schedule C.

14. Termination. This Agreement shall terminate:

     a. with respect to the sale and issuance of new Shares to any Plans, at the option of the Service Provider, MBSC or a Fund upon six months’ advance written notice to the other parties hereto and with respect to Shares previously sold to Plans at the option of the Service Provider, MBSC or the fund upon six months’ advance notice to the other parties hereto;

     b. with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of MBSC or any Fund, upon written notice to the Service Provider of any legislation or regulation which has the effect of limiting, or the operation of which serves to limit, The Dreyfus Corporation’s investment advisory or administration fee with respect to such Fund to an amount that is less than the Administrative Fees payable with respect to such Fund;

     c. with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of the Service Provider, or of MBSC or a Fund, as the case may be, upon written notice to the other parties hereto of the institution of formal proceedings against the Fund or MBSC, or against the Service Provider, as the case may be, by the Financial Industry Regulatory Authority, the SEC or any other regulatory body;

     d. with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of MBSC or any Fund, upon written notice to the Service Provider of termination of MBSC's Distribution Agreement with such Fund. This provision shall not be deemed to apply if, contemporaneously with such termination, a new Distribution Agreement containing substantially similar terms is entered into between MBSC and such Fund;

     e. with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of MBSC or any Fund, upon written notice to the Service Provider of termination of The Dreyfus Corporation's Investment Advisory or Administration Agreement with such Fund. This provision shall not be deemed to apply if, contemporaneously with the termination, a new Investment Advisory or Administration Agreement containing substantially similar terms is entered into between The Dreyfus Corporation and such Fund;

     f. with respect to the sale and issuance of new Shares, whenever, and so long as: (i) in the judgment of a Fund's officers, the Fund's declining to accept any additional orders for, or to make any sales of, Shares is warranted by market, economic or political conditions, or by abnormal circumstances of any kind; (ii) the SEC has issued and there remains in effect any stop

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order suspending the effectiveness of such Fund's registration statement or prospectus; or (iii) a current prospectus as required by Section 10 of the Securities Act of 1933, as amended (the “1933 Act”), is not on file with the SEC;

     g. with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of the Service Provider, or of any Fund or MBSC, as the case may be, upon an assignment of this Agreement by the Fund or MBSC or by the Service Provider, as the case may be, in a manner that is not permitted under the terms of Section 24 hereof; and

     h. with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of the Service Provider, or of MBSC or any Fund, as the case may be, upon written notice to the other parties that MBSC or the Fund, or the Service Provider, as the case may be, is in material breach of this Agreement unless the party in breach cures the breach to the reasonable satisfaction of the party alleging breach within 10 days.

15. Indemnification.

     a. The Service Provider agrees to indemnify and hold harmless MBSC, the Funds, the Funds' investment advisers, the Funds' administrators, and each of their directors, officers,

employees, agents and each person, if any, who controls them within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon (i) the provision of Administrative Services by the Service Provider, (ii) the Service Provider's negligence or willful misconduct in performing the Services, (iii) any breach by the Service Provider of any material provision of this Agreement, or (iv) any breach by the Service Provider of a representation, warranty or covenant made in this Agreement; and the Service Provider will reimburse the indemnitees for any legal or other expenses reasonably incurred in connection with investigating or defending such loss, claim or action. This indemnity agreement will be in addition to any liability which the Service Provider may otherwise have.

     b. MBSC agrees to indemnify and hold harmless the Service Provider and each of its directors, officers, employees, agents and each person, if any, who controls the Service Provider within the meaning of the 1933 Act against any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (i) any breach by MBSC of any material provision of this Agreement, or (ii) any breach by MBSC of a representation, warranty or covenant made in this Agreement; and MBSC will reimburse the indemnitees for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim or action. This indemnity agreement will be in addition to any liability which MBSC may otherwise have.

     c. Promptly after receipt by an indemnitee under this Section 15 of notice of the commencement of an action, the indemnitee will, if a claim in respect thereof is to be made against the indemnitor, notify the indemnitor of the commencement thereof in accordance with

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the provisions of Section 16 hereof within seven (7) days after the summons or other first legal process shall have been served, unless within such seven (7) days the indemnitor shall have been served in the same action, in which case such notification may be given within sixty (60) days, provided that the omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee under this Section 15 except to the extent that the indemnitor has been prejudiced in any material respect by such failure. The omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee otherwise than under this Section 15. If any such action is brought against any indemnitee and it notifies the indemnitor of the commencement thereof, the indemnitor will be entitled to assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the defendant or defendants in such action entitled to indemnification hereunder shall have the right to participate in the defense or preparation of the defense of any such action. In the event the indemnitor does elect to assume the defense of any such action, and to retain counsel of good standing, the defendant or defendants in such action shall bear the fees and expenses of any additional counsel retained by any of them; but in case the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named a defendant or defendants in such action for the fees and expenses of one single additional counsel agreed upon by them. If the indemnitor assumes the defense of any such action, the indemnitor shall not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s) in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent each indemnitee receives from such claimant an unconditional release from all liability in respect of such claim.

16. Notice.

     Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

If to the Service Provider, to:

With a copy to:

If to MBSC or any Fund, to:

MBSC Securities Corporation
200 Park Avenue – 55th Floor
New York, New York 10166
Attention: General Counsel

A notice duly given pursuant to this Section 16 shall be deemed given immediately when delivered personally and three (3) days after the date of certified mailing.

17. Governing Law.

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     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements fully executed and to be performed therein.

18.	Additional Representations, Warranties and Covenants.

     Each party represents that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity. The Service Provider further represents, warrants, and covenants that:

     a. it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

     b. it is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act");

     c. the arrangements provided for in this Agreement will be disclosed to the Plans through their representatives;

     d. it will not be a "fiduciary" of any Plan as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

     e. the receipt of the fees described in Section 13 hereof by the Service Provider will not constitute a "prohibited transaction" as such term is defined in section 406 of ERISA and Section 4975 of the Code;

     f. it is registered as a broker-dealer under the 1934 Act and any applicable state securities laws, or is not required to be so registered, including as a result of entering into and performing the services set forth in this Agreement; and

     g. the Services will be performed by qualified personnel in accordance with the terms of this Agreement and highest industry standards.

19. Modification.

     This Agreement may be modified or amended upon notice to Service Provider by MBSC and the Funds as MBSC and the Funds deem necessary and such amendment shall be deemed to be accepted by Service Provider upon the placement of any order for the purchase of Fund Shares, after the effective date of any such amendment.

20. Counterparts.

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     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

21. Assignment.

     A party may not assign any of its rights, powers or duties under this Agreement without the other parties’ prior written consent, except as expressly permitted under this Agreement. Any purported assignment in violation of this Agreement shall be void.

22. Survival

     The provisions of Sections 4, 10, 11, 12 and 15 shall survive termination of this Agreement.

23. Complete Agreement.

     This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

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     IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of each party as of the date set below by MBSC Securities Corporation.

By:
Date:

MBSC SECURITIES CORPORATION
By:
Date:
DREYFUS FUNDS
IDENTIFIED ON SCHEDULE A
By:
Date:

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SCHEDULE A

The provisions of this Agreement are applicable only to those MBSC dealer and branch codes specified below and do not apply to any other relationship by and between the parties. Any addition, deletion or modification of a dealer or branch code may only be made pursuant to a written instrument signed by each party. Service Provider is solely responsible for coding the correct dealer and/or branch code on each account.

Dealer:
Branch:

Fund Name		Fund Code

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SCHEDULE B

The Service Provider shall perform the following services:

1.	Maintain separate records for each Plan, which records shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances.
2.	Disburse or credit to the Plans, and maintain records of, all proceeds of redemptions of shares and all other distributions not reinvested in Shares.
3.

Prepare and transmit to the Plans, periodic account statements showing the total number of Shares owned by each Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan during the statement period (whether paid in cash or reinvested in Shares).

4.	Transmit to the Plans prospectuses, proxy materials, reports, and other information provided by MBSC or a Fund and required to be sent to shareholders under the federal securities laws.
5.	Transmit to the transfer agent of each Fund purchase orders and redemption requests placed by the Plans.
6.

Transmit to the Funds or any of the agents designated by any of them such periodic reports as any Fund shall reasonably conclude is necessary to enable such Fund to comply with state Blue Sky requirements.

7.	Transmit to the Plans confirmations of purchase orders and redemption requests placed by the Plans.
8.	Maintain all account balance information for the Plans and daily and monthly purchase summaries expressed in Shares and dollar amounts.
9.	Settle purchase orders and redemption requests placed by the Service Provider on behalf of the Plans in accordance with the terms of each Fund’s prospectus.
10.	Prepare, file or transmit all federal, state and local government reports and returns as required by law with respect to each Account maintained on behalf of a Plan.

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SCHEDULE C

The annual Administrative Fees payable each month with respect to a Fund shall be an amount equal to the amount set forth below, pro-rated and paid monthly (the “Total Monthly Fee”). The Service provider shall invoice MBSC for the amounts set forth below on a monthly basis.

Each Fund’s share of the Recordkeeping Fees that are payable to Service Provider for a given month shall be an amount equal to the number of Plans, as identified by Service Provider to MBSC in Service Provider’s monthly invoice, underlying the Account maintained in the Fund as of the last day of the month multiplied by the per account fee charged by the Fund’s transfer agent for shareholder accounts multiplied by one-twelfth (1/12th) (the “Fund Monthly Fee”), but shall not exceed the Total Monthly Fee.

MBSC’s share of the Administrative Fees calculated each month with respect to each Fund shall be an amount equal to the Total Monthly Fee minus the Fund Monthly Fee. For administrative convenience, MBSC may pay the Total Monthly Fee to Service Provider on behalf of itself and each Fund and collect the Fund Monthly Fee from the applicable Funds.

The Service Provider is solely responsible for the accuracy of its invoice and the accompanying statement showing the calculation of the fees and the number of Participant accounts underlying the account maintained in each Fund as of the last day of the month. The Service Provider shall preserve and maintain all records related to the calculation of such fees and, upon the request of MBSC, shall provide copies of such records. MBSC, at its sole discretion, may dispute the calculation of the fees. The Service Provider represents and warrants that its calculation of the fees will be accurate and complete. To the extent the Service Provider overcharges MBSC, the Service Provider agrees to promptly remit payment to MBSC.

Fund Name	Fund Code	Administrative Fee

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EXHIBIT A

OPERATING PROCEDURES

Capitalized terms used in this Exhibit have the meanings given them in the Agreement to which this Exhibit is attached (the “Agreement”).

Service Provider will submit purchase, exchange or redemption orders (an “Order”) for Shares of a Fund to MBSC via NSCC Fund/SERV, Defined Contribution Clearance & Settlement (“DCC&S”) and Networking systems in accordance with their standard processing procedures and Orders shall be placed and settlement shall be made at the time and in the manner provided in the rules and procedures relating to Fund/Serv, DCC&S and Networking.

1. The Accounts.

     a. Service Provider will open one or more Accounts per Fund. Accounts will be established as Matrix Level ___________________.

     b. MBSC shall designate each such Account with account numbers. Account numbers will be the means of identification when the parties are transacting business in the Account.

2. Purchase and Redemption Orders. a. For each day on which any Participant or Plan Representative places with Service

Provider an Order for Shares of a Fund, Service Provider shall aggregate all such Orders and communicate to MBSC via NSCC Fund /SERV, DCC&S and Networking standard processing procedures.

     b. The procedures to be followed for purchases, redemptions, and exchanges shall be as follows: On each Business Day Service Provider may receive instructions from Participants or Plan Representatives for Orders. Orders received and accepted by Service Provider as at the Close of Trading on any given Business Day (the “Trade Date”) and transmitted to MBSC or its designee by 8:30 a.m. Eastern Time on the next Business Day shall be executed, on behalf of each Fund, at the net asset value determined as of the Close of Trading for the preceding Business Day which is the Trade Date.

     c. In no event shall Service Provider accept orders on any Business Day after the Close of Trading on that Business Day. Orders received in proper form by Service Provider after the Close of Trading on any Business Day shall be treated as if received by Service Provider on the next Business Day.

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3. Settlement of Transactions. a. Orders shall be placed and settlement shall be made at the time and in the manner provided in the rules and procedures relating to Fund/SERV and Networking. Service Provider will transmit the dollar amount of each purchase order to the relevant Fund or its agent and in accordance with NSCC standard processing procedures. However, if one or more Funds has determined to settle redemption transactions for all of its shareholders on a delayed basis (more than one Business Day, but in no event more than seven calendar days, after the date on which the redemption order is received, unless otherwise permitted by an order of the SEC under Section 22(e) of the 1940 Act, MBSC shall be permitted to delay sending redemption proceeds to Service Provider by the same number of days that the Fund is delaying sending redemption proceeds to the other shareholders of the Fund.

     On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open, and the Effective Trade Date will apply to that settlement.

     b. In the event that MBSC cannot verify redemption proceeds due to system problems or other unforeseen circumstance, MBSC may settle trades and forward redemption proceeds in accordance with this Agreement based on MBSC information furnished by Service Provider. If a trade settlement based on Service Provider information results in an error, MBSC shall notify Service Provider orally and confirm in writing the name of the Fund, the Account number and the date and amount of the error. If the error results in an overpayment, it shall be corrected by debiting the affected Account or by wire. If the error results in an underpayment, it shall be corrected by either crediting the affected Account or remitting the credit by check or wire as Service Provider shall direct.

4. Reporting.

a. Service Provider will use NSCC profile to access Fund net asset value, interest rate factor, and distribution information

     b. MBSC will use its best efforts to send Service Provider a confirmation of an Account’s purchase or redemption of a Fund’s shares on the second Business Day following the Trade Date for the transaction. Service Provider must provide notice of any material difference within ten (10) business days of receiving a statement.

     c. If requested by Service Provider, MBSC will use its best efforts to send Service Provider a statement for each Account showing on a Fund by Fund basis the quarter end amount and value of Fund shares held and Account activity over the previous quarter within 15 business days of quarter end. Service Provider must provide notice of any material difference within ten (10) business days of receiving a statement.

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5.	NAV Errors.

     In the event adjustments are required to correct any error in the computation of the net asset value of Fund Shares (Price Error), MBSC will promptly notify Service Provider of the Price Error. MBSC may provide notice of a Price Error via facsimile or via direct or indirect system access and shall state the incorrect price, the correct price and, to the extent communicated to the Fund’s other shareholders, the reason for the price change. MBSC will also communicate to Service Provider the amount and nature of any changes to the Fund’s records with respect to an Account made in order to correct a Price Error. Service Provider shall make corresponding changes to its records with respect to the Account and underlying Participants. Service Provider also agrees to take such action as may otherwise be reasonably requested by MBSC to correct the effect of a Price Error with respect to Participants, including without limitation, making a good faith effort to collect any excess amount from Participants.

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